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                                                                  Exhibit 10.21



                               SECOND AMENDMENT TO
                         1997 PERFORMANCE EQUITY PLAN OF
                                  LEXFORD, INC.


         WHEREAS, Lexford, Inc., predecessor by merger to Lexford Residential Trust, a Maryland real estate investment trust ("Lexford"), established the 1997 Performance Equity Plan (the "Plan") effective as of May 14, 1997;

         WHEREAS, Section 16 of the Plan provides that the Plan may be amended by the Lexford Board of Directors; and

         WHEREAS, the Special Committee of the Board has instituted the 1998 Non-Employee Trustee Retirement Program (as hereinafter defined);

         NOW, THEREFORE, the Plan is amended as set forth below effective as of April 16, 1998.

1.       The name of the Plan shall be changed to:
         "1997 Performance Equity Plan of Lexford Residential Trust".

2. Section 2.3 shall be changed to read as follows: "Board" means the Board of Trustees of Lexford Residential Trust.

3. Section 2.8 shall be changed to read as follows: "Company" means Lexford Residential Trust.

4. Section 2.9 shall be changed to read as follows: "Company Shares" means common shares of beneficial interest, par value $.01 per share, of the Company.

5.       The following Section 2.18A is hereby added to the Plan:

         2.18A "Permanent Disability" means (i) ninety (90) consecutive days, or
         (ii) one hundred eighty days cumulatively in any twelve (12) month period, during which Participant is unable to engage in his customary occupational or business activities due to sickness or injury.

6.       Section 2.19 shall be changed to read as follows:

         "Plan" means the 1997 Performance Equity Plan of Lexford
         Residential Trust.

7.       Section 2.20 shall be changed to read as follows:

         "Rabbi Trust" means the Lexford Residential Trust Executive Deferred Compensation Rabbi Trust.


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8.       The following Section 2.27 is hereby added to the Plan:

         2.27 "1998 Non-Employee Trustee Retirement Program" means that certain Non-Employee Trustee Retirement Program instituted by the Special Independent Committee of the Board, which Committee, in turn, was established by the resolution adopted by the full Board at its meeting held on March 26, 1998.

9.       Section 6.3(b)(ii) of the Plan is amended to read as follows:

         (ii) if the Participant is a non-employee trustee and ceases to be a trustee, the Shares shall forfeit as provided in the Participant's Restricted Stock Award Agreement; unless the Participant resigns as a trustee pursuant to, and in accordance with the terms of, the 1998 Non-Employee Trustee Retirement Program as described in Section 8(d), in which event the Participant Shares shall be fully vested upon the acceptance of his resignation from the Board; and

10.      Section 6.4 of the Plan is amended by adding the following paragraph
         (c) at the end of such Section:

         (c) Notwithstanding anything herein to the contrary, a non-employee trustee who resigns as a trustee and participates in the 1998 Non-Employee Trustee Retirement Program will become fully vested as of April 15, 1998 in all of his non-vested Shares (being 11,000 Shares not theretofore vested at such date) originally awarded under this Plan.

11.      Section 8 of the Plan is amended to read as follows:

         8. Deferral of Shares into Rabbi Trust.

         (a) Within ten (10) days of the approval of this Plan by the shareholders of the Company and prior to the issuance of any Shares under the Plan, each Participant may make a written election to defer the Shares that would otherwise be transferred to him or her upon the vesting of such Shares pursuant to Section 6 and/or Section 7 of the Plan. Such election shall be binding upon such Participant with respect to all Shares he or she would be entitled to receive upon attainment of the Performance Goals as described in Sections 6 and 7 except that any election to receive Shares is subject to the provisions of Section 9. If the Participant elects to defer receipt of Shares, such Shares will be contributed to the Rabbi Trust and held for his or her benefit (subject to forfeiture under Section 6.3(b)) under the terms of the Rabbi Trust until the latest of: (i) the Participant's termination of employment with the Company, (ii) the cessation of the Participant's non-employee trusteeship, or (iii) if the Participant has elected to defer receipt of such Shares in accordance with the terms of the 1998 Non-Employee Trustee Retirement Program as described in paragraph (d) below and as specified in such deferral election and the 1998 Non-Employee Trustee Retirement Program.

         (b) A Participant may make a written election to defer receipt of any or all dividends paid with respect to any Shares subject to a deferral election as described in this Section 8 until the time at which the Shares in respect of which such dividends are



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         payable become taxable to the individual. In order to become effective with respect to any dividend payable, such election must be made at least ten (10) days prior to the date that such dividend is declared by the Board. A written election to defer receipt of dividends made pursuant to this Section 8(b) shall remain in effect and shall apply to any and all dividends declared from and after the date of such election unless and until a Participant shall determine to modify, suspend, revoke or amend such prior election and make a subsequent written election which shall apply prospectively to any and all dividends declared more than nine (9) days following the date of such subsequent written election. A Participant may not amend, modify, suspend, revoke or otherwise alter a prior written election made under this Section 8(b) more than once per calendar year. Any Participant written election in effect from time to time under this Section 8(b) shall conform in all respects to any and all other written elections made with respect to dividends payable on Company Shares which are held for the benefit of such Participant in the Rabbi Trust, but not otherwise issued pursuant to the terms of this Plan. A Participant may elect to defer a percentage of any dividends payable in respect of vested Shares held in the Rabbi Trust for his or her benefit, and to receive the remainder, provided that any such election shall be made in increments of ten percent (10%).

         (c) To the extent that a Participant does not elect to defer any portion of cash dividends payable with respect to any Shares, such dividends shall be paid to the Participant when such Shares vest under the terms of this Plan or, if previously vested, when such cash dividends are paid with respect to such Shares. Prior to the time the Participant vests in Shares, cash dividends payable with respect to such Shares shall be automatically deferred into the Rabbi Trust, invested under the terms thereof and, to the extent not forfeited under the terms of this Plan, distributed in accordance with the foregoing. At such time as any Shares shall become vested under this Plan, dividends paid prior to the date of vesting and accumulated in the Rabbi Trust, together with any earnings thereon, shall thereupon be paid to the Participant in accordance with the terms of the Participant's written election made pursuant to Section 8(b) above, as then in effect. For example: in the event that the Participant shall have a total of $1,000 in dividends and earnings thereon accumulated with respect to non-vested Shares issued under this Plan which shall become vested and the Participant shall have a written election in effect pursuant to the provisions in Section 8(b) hereof which shall specify payment on a current basis to the Participant of forty percent (40%) of all dividends paid in respect of vested Shares, then, as soon as practicable following the date of vesting, the Company will cause the Participant to receive payment in the amount of $400 in accumulated dividends together with earnings thereon as a result of the vesting of Shares which had previously been non-vested.

         (d) A Participant who resigns as a non-employee trustee and who participates in the 1998 Non-Employee Trustee Retirement Program may make an irrevocable election, prior to the effective date of his resignation, to continue to defer the receipt of all or a portion of his Shares awarded under this Plan for a maximum period of five (5) years from the effective date of his resignation. Payment will be made to such Participant at the end of such deferral period in the form of a lump sum or annual installments. Dividends declared and paid on account of Shares held in the Rabbi Trust for the benefit of retiring non-employee trustee Participants who participate in the 1998 Non-Employee Trustee



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         Retirement Program will be paid to such Participants in accordance with the terms of the Participants' affirmative written dividend deferral elections made in accordance with the provisions of Section 8 (c). In the absence of such an election made under Section 8 (c), then dividends declared and paid on account of Shares held in the Rabbi
         Trust for the benefit of retiring non-employee trustee Participants who participate in the 1998 Non-Employee Trustee Retirement Program will be paid to such Participants at such time as the deferred Company Shares are distributed to the Participant pursuant to the terms of his irrevocable election made in accordance with the provisions of this
         Section 8(d). For example, if the Participant elects to defer receipt of his Shares hereunder for a period of five (5) years, distributable in five equal annual installments, but does not make an affirmative written dividend deferral election in accordance with the provisions of
         Section 8 (c) then distribution of the Shares shall be made to the Participant in five proportionate annual installments and dividends which may have accumulated on such Shares, together with earnings thereon, will be paid to the Participant at the time of each such installment in accordance with the following distribution schedule:

         Anniversary    Amount of
          of Election   Distribution
         ------------   ------------
         1              20% of accumulated dividends and earnings

         2              25% of accumulated dividends and earnings

         3              33 1/3% of accumulated dividends and earnings

         4              50% of accumulated dividends and earnings

         5              remaining balance of accumulated dividends and earnings

         Notwithstanding any of the foregoing provisions of this Section 8(d), in the event of the Participant's death or Permanent Disability the Participants or his legal representative, as the case may be, shall become entitled to distribution of all of the Shares issued to the Participant hereunder, together with all dividends accumulated as well as earnings thereon in one lump sum distribution and payment.





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